Exhibit 99.1

Jerash Reports Preliminary Fiscal Fourth Quarter and Full Year 2019 Results

Record Fourth Quarter Revenue, Full Year Revenue Exceeds Outlook

Rochester, New York – May 28, 2019 – Jerash Holdings (US), Inc. (Nasdaq: JRSH) (the “Company” or “Jerash”), a producer of high-quality textile goods for leading global brands, today reported select results for its fiscal fourth quarter and full year 2019, which ended March 31, 2019. The results are preliminary and unaudited. The Company intends to report its complete financial results in June.

Fiscal Fourth Quarter 2019 Highlights:

•	Revenue increased 63.6% year-over-year to a fiscal fourth quarter record $14.5 million;
•	Generated quarterly gross margin of 17.7%, reflecting less favorable short-term order mix as the Company ramps up its warmer season production;
•	Generated $2.6 million in gross profit; and
•	Fourth quarter GAAP net loss is estimated at $205,000, or ($0.02) per diluted share;

Fiscal 2019 Full Year Highlights:

•	Revenue increased 22.6% year-over-year to a record $85.0 million, exceeding the Company’s revenue forecast of at least $82 million;
•	Generated gross margin of 22.1%, lower than the Company’s forecast of 23% to 24%, reflecting strong first half gross margin offset by reduced second half margin as the Company executed on share gain programs with key customers;
•	Generated $18.8 million in gross profit; and
•	Full year GAAP net income is expected to be $5.1 million, or $0.45 per diluted share.

Cash Flow and Balance Sheet Highlights:

•	Cash flow from operations for the full year is estimated to be $9.3 million; and
•	Cash, cash equivalents and restricted cash is estimated to be $27.8 million at year end, or $2.44 per diluted share, as the Company ramps up production for the first half fiscal of 2020.

Recent Production Capacity Highlights:

•	Commenced initial production on April 15 from Jerash’s previously announced 1.5 million piece capacity expansion, which will bring total capacity to more than 8.0 million pieces per year as the new factory increases production volume throughout fiscal 2020; and
•	Launched the new facilities with an initial order for an incremental 800,000 pieces.

Management Commentary

Sam Choi, Chairman and Chief Executive Officer, stated: “We generated record topline sales for both our fiscal fourth quarter and full year, increasing 64% and 23% respectively over the same periods last year. Our record revenue reflects strong demand for our production capacity as customers increasingly look to Jerash for high quality manufacturing without the added expense of substantial import tariffs on goods destined for consumers in the US and EU. Gross margins were challenging in the second half due to planned programs to gain share with additional customers, a large rush order accepted from a key customer, and product mix shifts in the fourth quarter as we completed a larger quantity of local orders and lower margin warm weather apparel than in the previous year. We are working to adjust our order criteria to improve second half margins going forward, as compared with high value and higher margin orders for cold weather apparel produced in our upcoming fiscal first half.

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“We were also excited to commence initial production at our newly acquired factory, which adds an estimated 1.5 million pieces of production capacity, bringing our total annual capacity to 8.0 million pieces once the production in the new facility is fully ramped up. We are particularly pleased to have acquired this facility for only $1 million in capital purchase cost and the assumption of certain operating leases and commitments. Due to high demand from existing and new customers, we launched the facility with orders in place for 800,000 pieces, more than half the additional annual capacity. We look forward to reaching full production in the new site, as well as adding further orders from customers seeking out high quality production capabilities and zero tariff imports to the US and EU.

“We are excited as we move into Fiscal 2020 with expanded capacity, greater customer orders and a strong platform on which to further build our business for the benefit of our shareholders.”

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. (Nasdaq: JRSH) is a manufacturer utilized by many well-known brands and retailers, such as Walmart, Costco, Sears, Hanes, Columbia, Land’s End, VF Corporation (which owns brands such as The North Face, Nautica, Timberland, Wrangler, Lee, Jansport, etc.), and Philip-Van Heusen (which owns brands such as Calvin Klein, Tommy Hilfiger, IZOD, Speedo, etc.). Its production facilities are currently made up of four factory units and three warehouses and currently employ approximately 3,000 people. The total annual capacity at its facilities is approximately 6.5 million pieces. Additional information is available at http://www.jerashholdings.com.

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may,” “would,” “could,” “will,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “expect,” “outlook,” “forecast,” “guidance,” “indication” and similar expressions are intended to identify forward-looking statements. Such statements reflect Jerash’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

In addition, our expectations about full year 2019 results are based on preliminary unaudited information about the full year, have not been reviewed by our independent registered public accountants, and remain subject to the completion of normal quarter-end accounting procedures and are subject to change. Accordingly, as we complete these procedures, actual results could differ materially from these preliminary results.

Contact:

Richard J. Shaw, Chief Financial Officer

(315) 727-6791

richard.shaw@jerashholdings.com

Matt Kreps, Darrow Associates Investor Relations
(214) 597-8200
mkreps@darrowir.com

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